Exhibit 3.3

SERIES #ZIE3T DESIGNATION

In accordance with the Limited Liability Company Agreement (the “Operating Agreement”) of Ark7 Properties Plus LLC (the “Company”) dated March 17, 2022 (the “Agreement”) and upon the execution of this designation by the Company and Ark7 Inc. in its capacity as Managing Member of the Company and Initial Member of Ark7 Properties Plus LLC - Series #ZIE3T (“#ZIE3T”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Ark7 Properties Plus LLC - Series #ZIE3T

Effective date of establishment	August 1, 2022

Managing Member	Ark7 Inc. was appointed as the Managing Member of #ZIE3T with effect from the date of the Agreement and shall continue to act as the Managing Member of #ZIE3T until dissolution of #ZIE3T pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Initial Member	Ark7 Inc.

Series Asset	The Series Asset of #ZIE3T comprises one residential property acquired by #ZIE3T (the “Decoy Property”). The Decoy Property is located at 2507 Decoy Dr, Mesquite, TX 75181.

Asset Manager	Ark7 Inc.

Management Fee	As stated in Section 6.5 of the Operating Agreement.

Purpose	As stated in Section 2.4 of the Operating Agreement.

Issuance	Subject to Section 6.3(a)(i) of the Operating Agreement, the maximum number of #ZIE3T Interests the Company can issue is 22,750.

Number of #ZIE3T Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 10 #ZIE3T Interests and may purchase a maximum of 19.9% of #ZIE3T Interests through the Offering.

Broker	Dalmore Group, LLC

Brokerage Fee	Up to1% of the purchase price of the Interests from #ZIE3T sold at the Initial Offering of the #ZIE3T Interests (excluding the #ZIE3T Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of #ZIE3T Interests.

Voting	Subject to Section 3.5 of the Operating Agreement, the #ZIE3T Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of #ZIE3T Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the #ZIE3T Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the #ZIE3T Interests;

(b) mergers, consolidations or conversions of #ZIE3T or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding #ZIE3T Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #ZIE3T Interests shall not be required for any of the other matters specified under Section 12.1 of the Operating Agreement.

Splits	There shall be no subdivision of the #ZIE3T Interests other than in accordance with Section 3.7 of the Operating Agreement.

Sourcing Fee	No greater than 3% of the maximum offering size, which may be waived by the Managing Member in its sole discretion.

Other rights	Holders of #ZIE3T Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of #ZIE3T Interests.

Officers	There shall initially be no specific officers associated with #ZIE3T, although, the Managing Member may appoint Officers of #ZIE3T from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1 of the Operating Agreement.

Minimum Interests	One (1) Interest per Member

Fiscal Year	As stated in Section 8.2 of the Operating Agreement.

Information Reporting	As stated in Section 8.1(c) of the Operating Agreement.

Termination	As stated in Section 11.1(b) of the Operating Agreement.

Liquidation	As stated in Section 11.3 of the Operating Agreement.

Amendments to this Exhibit	As stated in Article XII of the Operating Agreement.